Exhibit 99.1

Schlumberger Announces First-Quarter 2015 Results

•	First-quarter revenue of $10.2 billion decreased 19% sequentially

•	First-quarter EPS of $1.06, excluding charges and credits, declined 29% sequentially

•	First-quarter free cash flow of $1.2 billion, excluding restructuring payments, increased 74% year-on-year

•	8.7 million shares were repurchased during the quarter for $719 million

•	First-quarter restructuring and other charges amounted to $0.30 per share

Houston, April 16, 2015 – Schlumberger Limited (NYSE:SLB) today reported results for the first-quarter 2015.

			(Stated in millions, except per share amounts)
	Three Months Ended			Change
	Mar. 31, 2015	Dec. 31, 2014	Mar. 31, 2014	Sequential	Year-on-year
Revenue	10,248	$12,641	$11,239	-19%	-9%
Pretax operating income	1,993	2,781	2,368	-28%	-16%
Schlumberger net income, excluding charges and credits*	1,358	1,941	1,592	-30%	-15%
Diluted EPS, excluding charges and credits*	$1.06	$1.50	$1.21	-29%	-12%
Pretax operating margin	19.4%	22.0%	21.1%	-255 bps	-162 bps
North America revenue	$3,222	$4,324	$3,684	-25%	-13%
North America pretax operating income	416	849	683	-51%	-39%
North America pretax operating margin	12.9%	19.6%	18.5%	-670 bps	-561 bps
International revenue	$6,889	$8,210	$7,484	-16%	-8%
International pretax operating income	1,661	1,990	1,706	-17%	-3%
International pretax operating margin	24.1%	24.2%	22.8%	-13 bps	+131 bps

*	Schlumberger net income, including charges and credits, was $975 million in the first quarter of 2015, $302 million in the fourth quarter of 2014 and $1.592 billion in the first quarter of 2014. Diluted EPS, including charges and credits, was $0.76 in the first quarter of 2015, $0.23 in the fourth quarter of 2014 and $1.21 in the first quarter of 2014. See section entitled “Charges & Credits” for details.

Schlumberger Chairman and CEO Paal Kibsgaard commented, “Schlumberger first-quarter revenue decreased 19% sequentially driven by the severe decline in North American land activity and associated pricing pressure. International operations were impacted by reduced customer spend in addition to seasonal effects in the Northern Hemisphere and the fall in value of the Russian ruble and the Venezuelan bolivar. Three-quarters of the overall sequential decline was due to lower activity and pricing, while the remainder was the result of currency effects and non-recurring year-end sales.

“Among the Technologies, Production Group revenue declined 22% sequentially from lower pressure pumping services in North America, while Reservoir Characterization and Drilling Group revenues fell by 21% and 15% respectively on a sharp decrease in exploration-related services and development drilling activity. Product, software and multiclient sales also declined as customers further curtailed exploration and discretionary spending.

“Despite the severity of the sequential revenue decline, we have been able to minimize its impact on our margins through prompt and proactive cost management as well as through acceleration of our transformation program across product lines and GeoMarkets. These actions have successfully improved financial performance compared to previous industry cycles, with an overall sequential decremental operating margin of 33% as North America and the International Areas reported 39% and 25%, respectively.

“In spite of the detailed preparations we made in the fourth quarter, the abruptness of the fall in activity, particularly in North America, required us to take additional actions during the quarter. These included the difficult decision to make a further reduction in our workforce of 11,000 employees, leading to a total reduction of about 15% compared to the peak of the third quarter of 2014.

“Looking at the macro environment, the global economy continues its steady recovery, and oil demand is still expected to increase by 1 million bbl/d in 2015. However, the significant reductions in E&P spend are starting to impact supply in both North America and internationally, and supply is expected to tighten further in the second half of the year.

“The largest drop in E&P investment is occurring in North America, where 2015 spend is expected to be down by more than 30%. We believe that a recovery in US land drilling activity will be pushed out in time, as the inventory of uncompleted wells builds and as the re-fracturing market expands. We also anticipate that a recovery in activity will fall well short of reaching previous levels, hence extending the period of pricing weakness.

“Internationally, we expect 2015 E&P spending to fall around 15%, which will create challenges in terms of both activity and pricing levels, but these challenges will be considerably less than the headwinds we are facing in North America. By geography, we anticipate growth in our key markets in the Middle East as the core OPEC producers continue to pursue market share as the non-OPEC part of the international supply base continues to weaken. Elsewhere, we expect to see overall activity reductions in Latin America, Europe, Sub-Saharan Africa, and in Asia, while in Russia, we believe that conventional land activity in Western Siberia will continue to be resilient, but that the revenue contribution from the region will remain subdued until the currency effects have normalized.

“Amid the rapid decline in activity, we remain focused on what we can control, including our cost and resource base, the deployment of our technology and expertise, and the quality and integrity of the products and services we provide. We continue to work closely with our customers in meeting their objectives of lowering cost per barrel, through the introduction of new technologies, continuous improvements in both reliability and operational efficiency, and through more integrated workflows and performance-based contracts.

“In this environment, we remain confident in our ability to grow market share, deliver superior performance in earnings per share compared to industry peers, and reduce working capital and capex intensity. Our favorable international leverage, our technological differentiation in North America, the acceleration of our transformation program and our unmatched execution capabilities continue to provide the foundations for our financial and technical outperformance.”

Other Events

During the quarter, Schlumberger repurchased 8.7 million shares of its common stock at an average price of $82.98 per share for a total purchase price of $719 million.

On January 20, 2015, Schlumberger agreed to acquire a minority ownership of approximately 46% in Eurasia Drilling Company Limited (“EDC”). The total cost of acquiring this minority interest, including an option which will allow Schlumberger at its election, to purchase the remaining shares during a two-year period commencing on the third anniversary of the closing of the transaction, is approximately $1.7 billion. This transaction is currently under review by the Russian Federal Anti-Monopoly Service and the Commission on Foreign Investment.

North America

North America first-quarter revenue of $3.2 billion decreased 25% sequentially. In the US and Western Canada, revenue fell on lower pressure pumping activity and increased pricing pressure, precipitated by the sharp drop in land rig count and the early onset of the Canadian spring break-up. In the US Gulf of Mexico, offshore activity was flat sequentially but revenue declined due mainly to lower multiclient seismic license sales.

North America pretax operating margin declined 670 basis points (bps) sequentially to 12.9% on decreased pressure pumping activity and pricing weakness in North America land. North America offshore operating margin declined due to an unfavorable revenue mix resulting from a shift from exploration to development activity and reduced high-margin multiclient license sales. Despite the severity of the revenue decline, focused execution and prompt action on cost management limited the sequential decremental margin to 39%.

During the first quarter, new technologies and engineered workflows helped increased production and operational efficiency in North American unconventional resource development.

In South Texas, Well Services BroadBand Sequence* fracturing service was deployed for Pioneer Natural Resources to increase production from a previously fractured horizontal shale well in the Eagle Ford formation. BroadBand Sequence technology enabled the effective refracturing treatment through an engineered application using a proprietary, fully degradable composite fluid comprising a blend of particles and fibers. As a result, the well’s oil and gas production increased by approximately 120% and 89%, respectively, over the first 45 days after refracturing.

In Louisiana, BroadBand Sequence fracturing service was deployed for Comstock in the Haynesville shale to re-fracture a well. The well was producing 0.5 MMscf/d before being treated. After the re-fracturing treatment, production increased to 4 MMscf/d with a three-fold increase in flowing pressure.

Also in Louisiana, Well Services used the BroadBand Sequence fracturing technique to hydraulically refracture a well operated by Sabine Oil and Gas in the Haynesville shale play. The well was previously producing 0.1 MMscf/d with 1,000 psi of casing pressure. After the refracturing treatment, production increased to 2.75 MMscf/d with 5,500 psi of casing pressure.

In West Texas, Drilling Group technologies were deployed for Cimarex Energy to improve drilling efficiency in a development well in the Avalon Shale play. The combination of Drilling & Measurements G2 drilling motor and StingBlade* conical diamond element bit technologies delivered excellent directional control, and drilled the curve section of the well in a single run with an average rate of penetration 23% faster than the best offset drilled in 2014 with hybrid roller cone bits.

International Areas

Revenue for the International Areas of $6.9 billion decreased 16% sequentially.

Middle East & Asia Area revenue of $2.7 billion declined 13% sequentially due mainly to double-digit drops in China, Asia-Pacific and Australia. The Middle East GeoMarkets remained robust on new projects and higher activity, but revenue declined on reduced product and software sales following the year-end high of the previous quarter. India GeoMarket revenue also grew sequentially while activity in Iraq continued to be muted.

Europe/CIS/Africa Area revenue of $2.5 billion fell 17% sequentially due mainly to continued weakness in the Russian ruble and the seasonal activity decline in Russia. As customer spending decelerated, exploration in the UK North Sea fell to its lowest level, while rig count in the Norway sector was flat compared with the previous quarter. Sub-Saharan activity was mixed, with offshore and exploration work declining in the East Africa, Chad, and Nigeria GeoMarkets. North Africa showed some early but slow signs of increasing activity, while work in Libya was limited to offshore operations.

Revenue in the Latin America Area of $1.6 billion dropped 20% on the exchange rate effect in Venezuela and decreased activity in Mexico, Brazil and Colombia due to budgetary cuts. These effects, however, were partially offset by slight but steady activity increases in Argentina, Venezuela, Trinidad and the Caribbean.

International Area pretax operating margin of 24.1% was essentially flat sequentially. Middle East & Asia pretax operating margin increased slightly by 30 bps to 28.6%, Latin America increased 59 bps to 21.5%, and Europe/CIS/Africa fell 133 bps to 21.0%. Despite the severity of the sequential revenue decline and the increasingly unfavorable shift in revenue mix, the impact on margins was minimized by focused execution, prompt action on all variable cost categories, and acceleration of our transformation program across the GeoMarkets. The positive effects of these limited sequential decremental margins to 25%. Compared to the first quarter of 2014, international margins increased by 131 bps.

During the quarter, the International Areas saw a number of contract awards and integration-related highlights.

In Abu Dhabi, the Abu Dhabi Marine Operating Company (ADMA-OPCO) awarded Schlumberger a contract valued at approximately $185 million for the supply of integrated well construction services on the Satah Al Razboot (SARB) North artificial island. The five-year contract covers directional drilling, measurement-while-drilling, logging-while-drilling, drill bits, fishing, cementing, drilling fluids, mud logging, coiled tubing, wellbore clean out, well testing, and wireline services. The integrated services model provides access to key well construction technologies and multidisciplinary work processes, enabling cost-efficient operations through standardization and a focus on quality of execution.

In Angola, Testing Services was awarded a contract by Total Exploration & Production Angola of approximately $200 million for subsea test trees and associated services in the Block 32 Kaombo ultra-deepwater development project. The five-year contract includes provision of SenTREE HP* subsea test tree and SenTURIAN* electrohydraulic operating systems to install completions on 59 subsea wells.

Chevron Energy Technology Company (ETC), a division of Chevron U.S.A. Inc., and SIS signed a software agreement to provide Chevron’s entire earth sciences organization universal access to the Petrel* E&P software platform. The long-term contract includes software in the geological, geophysical and reservoir evaluation domains, including the Techlog* wellbore software platform, OFM* well and reservoir analysis software, and the ProSource* E&P data management and delivery system. The award follows more than a decade of innovation and collaboration between ETC and SIS, and aligns with the customer’s business objective of advancing continuous improvement for capital efficiency.

Nexen, a wholly-owned subsidiary of CNOOC Limited, awarded SIS a five-year global contract for Petrel Shale software for geoscience workflows. The decision to adopt the Petrel Shale solution to deliver a step change in efficiency, collaboration and technical staff development is aligned with Nexen’s objective to reduce the cost and complexity associated with the use of multiple software tools.

In Gabon, ENI Gabon S.A. awarded Schlumberger an integrated services contract to drill one exploration well in offshore Block D3, targeting the presalt Gamba and Coniquet formations. The contract includes the provision of directional drilling, measurement-while-drilling, logging-while-drilling, mud logging, drilling fluids, solids control, cementing, drill bits, wireline logging, borehole seismic, well testing, lower completions, fishing, and coiled tubing services. In addition, Schlumberger will provide integrated services coordination as well as logistical and operational coordination of up to 14 third-party companies. The integrated services model provides the customer with access to key drilling and completions technologies and multidisciplinary work processes, enabling cost-efficient operations and a focus on quality of execution.

WesternGeco has been awarded a 1,000-km2 survey in the Gulf Cooperation Council (GCC) countries using 170,000 channels of UniQ* point-receiver technology, making this one of the largest point-receiver surveys ever conducted in the Middle East. UniQ technology has been widely used in the region since its introduction in 2011 due to its ability to efficiently image complex reservoirs.

Petrobras Tanzania awarded WesternGeco a contract for the Mamba 3D, a 3,000-km2 survey offshore Tanzania, using Amazon Warrior in its first 14-streamer survey. The survey, which was completed in the first quarter, used ObliQ* sliding-notch broadband acquisition and imaging technology and included onboard fast-track processing. PetroTechnical Services performed data processing.

Reservoir Characterization Group

			(Stated in millions, except margin percentages)
	Three Months Ended			Change
	Mar. 31, 2015	Dec. 31, 2014	Mar. 31, 2014	Sequential	Year-on-year
Revenue	$2,550	$3,231	$2,979	-21%	-14%
Pretax operating income	655	974	792	-33%	-17%
Pretax operating margin	25.7%	30.2%	26.6%	-447 bps	-89 bps

Sequentially, Reservoir Characterization Group revenue of $2.6 billion declined 21%, primarily due to the overall cut in discretionary and exploration spending and lower multiclient and SIS software sales following the year-end highs of the previous quarter. Wireline revenue decreased on lower exploration activity in the international markets and currency declines in Europe, Norway and Russia.

Pretax operating margin of 26% was 447 bps lower sequentially on 47% decrementals from seasonally lower multiclient and SIS software sales and an unfavorable overall revenue mix from the fall in high-margin exploration activity.

In addition to contract awards during the quarter, new Reservoir Characterization technologies helped meet customer challenges in characterizing complex reservoirs, optimizing well production and reservoir recovery while improving operational efficiency.

Offshore Brazil, Wireline Saturn* 3D Radial Probe technology was deployed for Repsol Sinopec to characterize an exploration well hydrocarbon column in the deepwater Seat field in the Campos basin. The larger flow area and 3-D radial coverage offered by the Saturn elliptical inlet design led to improvements in operational efficiency with the acquisition of two high-quality reservoir fluid samples across the target interval, enabling the customer to save more than 50% in fluid sampling time compared with conventional sampling methods.

In India, Wireline Saturn 3D radial probe technology was first introduced for Oil and Natural Gas Corporation Limited (ONGC) to obtain high-quality reservoir fluid samples in a well in low permeability layers below a basal clastic zone in the Kutch Saurashtra basin. The larger flow area and improved sealing capability offered by the Saturn elliptical inlet design helped establish circumferential flow across multiple zones and a wide range in fluid mobility. As a result, water was identified in three zones and two water samples were captured with improved operational efficiency, enabling optimization of the well test program and completion design.

Offshore India, Wireline technologies were used to acquire formation evaluation data in a deepwater exploration well for ONGC in a reservoir with laminated clastic layers in the KG basin. The combination of MDT* modular formation dynamics tester with the InSitu Fluid Analyzer* and dual packer systems allowed interval pressure transient testing and fluid sampling to be conducted in the same run and provided information that enabled a better understanding of the customer’s gas discovery. In addition to confirming gas pays in thick clastic reservoirs, other thin beds were identified as potential gas-bearing zones. As a result of information obtained from Wireline technologies, the customer has been able to reevaluate the economics of the discovery as well as optimize the completion plan.

In the UK sector of the North Sea, a combination of Wireline technologies was deployed for Nexen Petroleum UK Ltd to restore production in a well in the Scott field. The ReSOLVE* debris removal tool was initially used to remove sand and debris from the top of the junk catcher with real-time monitoring of volume collected. The ReSOLVE linear actuator tool, featuring real-time monitoring, was then used to successfully retrieve the plug under challenging wellbore restrictions, requiring 52 activations to safely retrieve the plug. As a result, the well intervention was executed as planned and helped increase the well’s production from 285 to 13,000 bbl/d.

In Kazakhstan, Wireline technologies were deployed for Karachaganak Petroleum Operating B.V. (a consortium between ENI, BG, Chevron, Lukoil and KazMunaiGaz) to characterize a carbonate reservoir in a gas condensate field. Litho Scanner* high-definition spectroscopy technology was used to identify lithologies and matrix properties while FMI-HD* formation microimager technology was used to identify key geological features to optimize the selection of pressure and fluid acquisition points. MDT modular dynamics tester technology with dual-packer elements and the InSitu Fluid Analyzer system identified reservoir fluids and collected multiple downhole samples, used for better estimating reserves and to plan an upcoming sidetrack well. Overall, MDT technology was operated for over one week and reliably pumped more than 2,300 liters of fluid in a high-concentration H2S environment.

Also in Kazakhstan, SIS delivered a collaboration and visualization center to the Scientific Research Institute of Production and Drilling Technologies of KazMunaiGaz LLP in order to support the characterization of the country’s complex oil and gas reservoirs. The state-of-the-art center is equipped with the INTERSECT* high-resolution reservoir simulator, PetroMod* petroleum systems modeling software, Techlog wellbore software and the Studio* E&P knowledge environment. This deployment of SIS technologies will enable the national oil company to build advanced reservoir models efficiently to overcome complex exploration challenges.

In India, ONGC has awarded WesternGeco a contract for a 3,680-km2 survey using Q-Marine* point-receiver seismic technology in the Heera-Panna-Bassein (HPB) sector offshore western India. The objective of the survey is to explore the potential of the Bassein and Panna formation in the eastern and western periphery of the central graben area, which is operationally challenging due to the variation of water depths between 20 and 70 m and multiple production installations. Two WesternGeco vessels will be used to facilitate undershooting of the offshore platforms and ensure project completion within the 2014-15 field season.

Drilling Group

			(Stated in millions, except margin percentages)
	Three Months Ended			Change
	Mar. 31, 2015	Dec. 31, 2014	Mar. 31, 2014	Sequential	Year-on-year
Revenue	$3,963	$4,658	$4,331	-15%	-8%
Pretax operating income	790	966	881	-18%	-10%
Pretax operating margin	19.9%	20.7%	20.4%	-80 bps	-51 bps

Sequentially, Drilling Group revenue of $4.0 billion decreased 15% primarily due to the severe drop in rig count in North America and the unfavorable currency effects in Russia and Venezuela, as well as the seasonal activity declines in Russia that mainly affected Drilling & Measurements and M-I SWACO Technologies. More than 30% of the sequential decline was in North America land due to lower activity and pricing. Reduced Integrated Project Management (IPM) work in Australia, Mexico and Iraq also contributed to the decrease.

Pretax operating margin of 20% declined 80 bps sequentially. Despite the revenue decline, prompt action on cost management, and the benefit of our local cost structure that minimized the impact of the unfavorable currency effects on pretax operating income, helped limit the sequential decremental operating margin to 25%.

New Drilling Group technologies delivered higher performance in the first quarter by improving drilling efficiency, optimizing well placement, and assuring wellbore integrity in challenging reservoirs.

In Mexico, Drilling & Measurements PowerDrive ICE* ultra-high temperature rotary steerable system was deployed for Pemex to correct the well trajectory of a packed bottom hole assembly that veered off track in a highly abrasive formation. PowerDrive ICE technology delivered the well as per the drilling plan and increased rate of penetration 16% compared with the previous field record, saving the customer nine operating days and $1.35 million.

In the Gulf of Thailand, Drilling & Measurements TeleScope ICE* ultra-high temperature measurements-while-drilling service was deployed for PTT Exploration and Production Company Limited (PTTEP) to drill a well to total depth in one run and obtain real-time downhole measurements in a reservoir with a maximum temperature of 204 degC. The customer benefited from the elimination of a bottomhole-assembly trip to protect electronics as well as a gyro run to determine the location of the well, saving 12 hours of rig time and decreasing the operational cost by $300,000.

In China, Drilling and Measurements PeriScope HD* multilayer bed boundary detection technology was used for PetroChina in support of their development plans in mature fields characterized by reservoirs with low amplitude traps and thin targets. In one application for Xin Jiang Oil Company, PeriScope HD technology enabled superior horizontal well placement in challenging reservoir thicknesses of approximately 1-2 m, and delivered 100% reservoir contact. In another well, for Tarim Oil Company, PeriScope HD technology overcame unstable breccia and achieved accurate placement of the horizontal section of a well, near the top of the reservoir, resulting in 100% reservoir contact.

Also in China, Drilling & Measurements seismicVISION* seismic-while-drilling technology was deployed for the first time in a land walkabove seismic survey for PetroChina TOC in the Tarim basin. High quality real-time information was acquired over a 6,400-m logged interval using Seismic Guided Drilling* technology and used to adjust the trajectories of two challenging wells, reducing drilling risk and decreasing the uncertainty of the final target. The operation was executed efficiently by eliminating the time for memory data processing and model update, enabling the customer to save 36 hours of rig time.

In Canada, M-I SWACO dynamic annular pressure control (DAPC) automated managed pressure drilling (MPD) system was deployed for Apache Corporation on four exploration wells in the Liard basin of British Columbia. Challenging pressure regimes in the basin have historically induced drilling fluid losses and influxes which have negatively affected well drilling performance. The application of DAPC automated MPD systems delivered a near-constant bottomhole pressure, allowing drilling to total depth and saving the customer significant cost by reducing non-productive time.

In the Norwegian sector of the North Sea, M-I SWACO WARP* fluids technology was used for an international oil and gas company on a well with a narrow mud pressure operating window. The low rheological properties of WARP technology enabled optimum zonal isolation of the 18 5/8-in well section, which led to faster casing running speeds and no fluid losses to the formation. Also, the cement bond logs between the casing and the wellbore confirmed that the zonal isolation was the best ever recorded to date for this well section, resulting in a significant improvement toward regulatory conformance compared to offset wells in the same field.

Production Group

			(Stated in millions, except margin percentages)
	Three Months Ended			Change
	Mar. 31, 2015	Dec. 31, 2014	Mar. 31, 2014	Sequential	Year-on-year
Revenue	$3,769	$4,816	$3,989	-22%	-6%
Pretax operating income	549	889	724	-38%	-24%
Pretax operating margin	14.6%	18.5%	18.2%	-389 bps	-359 bps

Production Group revenue of $3.8 billion decreased 22% sequentially on lower pressure pumping activity and increased pricing pressure precipitated by the severe drop in land rig count in North America. More than half of the sequential decrease was attributable to North America land. Lower Artificial Lift and Completions product sales and unfavorable currency effects also contributed to the sequential decrease.

Pretax operating margin of 14.6% declined 389 bps sequentially as lower activity and increasing pricing pressure took hold during the quarter—particularly in the North America land market. Despite the severe revenue decline, prompt action on cost management, including alignment of resources with activity, limited the sequential decremental operating margin to 32%.

New Production Group technologies helped customers meet their technical challenges by accelerating production, enhancing recovery and increasing operational efficiency.

In North Dakota, Well Services deployed the BroadBand Sequence fracturing technique for Statoil to stimulate the 901-ft and 2,553-ft openhole toe sections of two wells in the Bakken shale play. The target intervals were stimulated in 11 and 24 stages respectively. In both cases, the fracture initiation pressure increased consistently, with total pressure gains of 1,376 psi and 2,140 psi, respectively. Both wells flowed at higher initial production rates and pressures compared to their direct offsets.

In Kuwait, Well Intervention technologies performed a workover campaign for KOC in three challenging wells in the Managish and Sabryia fields. Prior to the intervention, formation fluid and scale had plugged the ports and screens of the wells’ inflow control devices, causing a drop in production. ACTive* in-well live performance with distributed temperature sensing technology helped identify the plugged ports, and the real-time analysis of the temperature surveys enabled the decision of which ports were to be selectively stimulated. The ACTive Straddle*

coiled-tubing-deployed multiset inflatable packer was then used to efficiently place the stimulation treatment on the selected ports to remove the damage and scale, while monitoring the real-time pressure to confirm communication between the ports and the reservoir. As a result, post-stimulation oil production from the three wells doubled, and rig time was saved through the selective treatment of the plugged ports.

In Chad, Well Services completed the first hydraulic fracture treatment, using YF100FLEX* crosslinked, water-base fracturing fluid, for Glencore on a well in the onshore Mangara field. Prior to the fracturing treatment, the well’s peak production rate dropped significantly due to formation damage incurred during workovers, which led to the eventual shut-in of the well. As a result of using Well Services technology, the post-fracturing treatment well test confirmed a negative skin and a four-fold increase in the well’s peak production rate.

In Western Canada, Seven Generations Energy Ltd. awarded Schlumberger Well Services a stimulation contract including the provision of one hydraulic fracturing fleet, running continuous 24-hour operations. Schlumberger was selected as the preferred fracturing service provider based on its strong operational and technical expertise and proven track record in improving well performance while optimizing completion costs.

Financial Tables

Condensed Consolidated Statement of Income

	(Stated in millions, except per share amounts)
	Three Months
Periods Ended March 31,	2015	2014
Revenue	$10,248	$11,239
Interest and other income	49	76
Expenses
Cost of revenue	8,096	8,745
Research & engineering	267	284
General & administrative	119	106
Restructuring & other (1)	439	—
Interest	82	103

Income before taxes	$1,294	$2,077
Taxes on income (1)	306	469

Net income	988	1,608
Net income attributable to noncontrolling interests	13	16

Net income attributable to Schlumberger	$975	$1,592

Diluted earnings per share of Schlumberger (1)	$0.76	$1.21

Average shares outstanding	1,276	1,306
Average shares outstanding assuming dilution	1,285	1,318

Depreciation & amortization included in expenses (2)	$1,042	$1,001

(1)	See section entitled “Charges and Credits” for details.
(2)	Includes depreciation of property, plant and equipment, amortization of intangible assets, multiclient seismic data costs and SPM investments.

Condensed Consolidated Balance Sheet

		(Stated in millions)
	Mar. 31,	Dec. 31,
	2015	2014
Assets
Current Assets
Cash and short-term investments	$6,803	$7,501
Receivables	10,443	11,171
Other current assets	6,148	6,022

	23,394	24,694
Fixed income investments, held to maturity	436	442
Fixed assets	15,135	15,396
Multiclient seismic data	850	793
Goodwill	15,512	15,487
Other intangible assets	4,575	4,654
Other assets	5,509	5,438

	$65,411	$66,904

Liabilities and Equity
Current Liabilities
Accounts payable and accrued liabilities	$8,469	$9,246
Estimated liability for taxes on income	1,631	1,647
Short-term borrowings and current portion of long-term debt	3,828	2,765
Dividend payable	644	518

	14,572	14,176
Long-term debt	8,898	10,565
Postretirement benefits	1,419	1,501
Deferred taxes	1,363	1,296
Other liabilities	1,293	1,317

	27,545	28,855
Equity	37,866	38,049

	$65,411	$66,904

Net Debt

“Net Debt” represents gross debt less cash, short-term investments and fixed income investments, held to maturity. Management believes that Net Debt provides useful information regarding the level of Schlumberger’s indebtedness by reflecting cash and investments that could be used to repay debt.

Details of changes in Net Debt follow:

	(Stated in millions)
Periods Ended March 31,	Three Months 2015	Three Months 2014

Net income before noncontrolling interests	$988	$1,608
Restructuring and other charges, net of tax	383	—

Net Income before noncontrolling interests, excluding charges & credits	1,371	1,608
Depreciation and amortization (1)	1,042	1,001
Pension and other postretirement benefits expense	114	86
Stock-based compensation expense	80	77
Pension and other postretirement benefits funding	(120)	(72)
Increase in working capital (2)	(770)	(870)
Other	53	7

Cash flow from operations	1,770	1,837

Capital expenditures	(606)	(864)
SPM investments	(109)	(202)
Multiclient seismic data capitalized	(101)	(82)

Free cash flow (3)	954	689

Stock repurchase program	(719)	(899)
Dividends paid	(512)	(410)
Proceeds from employee stock plans	182	280

	(95)	(340)

Business acquisitions and investments, net of cash acquired plus debt assumed	(79)	(239)
Other	74	(31)

Increase in Net Debt	(100)	(610)
Net Debt, Beginning of period	(5,387)	(4,443)

Net Debt	$(5,487)	$(5,053)

Components of Net Debt	Mar. 31, 2015	Dec. 31, 2014	Mar. 31, 2014
Cash and short-term investments	$6,803	$7,501	$7,078
Fixed income investments, held to maturity	436	442	358
Short-term borrowings and current portion of long-term debt	(3,828)	(2,765)	(1,369)
Long-term debt	(8,898)	(10,565)	(11,120)

	$(5,487)	$(5,387)	$(5,053)

(1)	Includes depreciation of property, plant and equipment and amortization of intangible assets, multiclient seismic data costs and SPM investments.
(2)	Includes severance payments of approximately $245 million during the three months ended March 31, 2015.
(3)	“Free Cash Flow” represents cash flow from operations less capital expenditures, SPM investments and multiclient seismic data capitalized. Management believes that this is an important measure because it represents funds available to reduce debt and pursue opportunities that enhance shareholder value such as making acquisitions, and returning cash to shareholders through stock repurchases and dividends.

Charges & Credits

In addition to financial results determined in accordance with US generally accepted accounting principles (GAAP), this First-Quarter Press Release also includes non-GAAP financial measures (as defined under the SEC’s Regulation G). The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures:

	(Stated in millions, except per share amounts)
	First Quarter 2015
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS
Net income attributable to Schlumberger, excluding charges & credits	$1,733	$362	$13	$1,358	$1.06
Workforce reduction (1)	(390)	(56)	—	(334)	(0.26)
Currency devaluation loss in Venezuela (1)	(49)	—	—	(49)	(0.04)

Net income attributable to Schlumberger, as reported	$1,294	$306	$13	$975	$0.76

	Fourth Quarter 2014
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS (2)
Net income attributable to Schlumberger, excluding charges & credits	$2,488	$532	$15	$1,941	$1.50
WesternGeco restructuring	(806)	(25)	—	(781)	(0.60)
Currency devaluation loss in Venezuela	(472)	—	—	(472)	(0.36)
Workforce reduction	(296)	(37)	—	(259)	(0.20)
Impairment of SPM project	(199)	(72)	—	(127)	(0.10)

Net income attributable to Schlumberger, as reported	$715	$398	$15	$302	$0.23

There were no charges or credits recorded during the first quarter of 2014.

(1)	Refer to section entitled “Supplementary Information” for further details of these charges.
(2)	Does not add due to rounding.

Product Groups

	(Stated in millions)
	Three Months Ended
	Mar. 31, 2015		Dec. 31, 2014		Mar. 31, 2014
	Revenue	Income Before Taxes	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Reservoir Characterization	$2,550	$655	$3,231	$974	$2,979	$792
Drilling	3,963	790	4,658	966	4,331	881
Production	3,769	549	4,816	889	3,989	724
Eliminations & other	(34)	(1)	(64)	(48)	(60)	(29)

Pretax operating income		1,993		2,781		2,368
Corporate & other	—	(192)	—	(221)	—	(201)
Interest income(1)	—	8	—	8	—	7
Interest expense(1)	—	(76)	—	(80)	—	(97)
Charges & credits	—	(439)	—	(1,773)	—	—

	$10,248	$1,294	$12,641	$715	$11,239	$2,077

Geographic Areas

	(Stated in millions)
	Three Months Ended
	Mar. 31, 2015		Dec. 31, 2014		Mar. 31, 2014
	Revenue	Income Before Taxes	Revenue	Income Before Taxes	Revenue	Income Before Taxes
North America	$3,222	$416	$4,324	$849	$3,684	$683
Latin America	1,648	354	2,053	429	1,758	371
Europe/CIS/Africa	2,538	532	3,063	683	2,881	585
Middle East & Asia	2,703	774	3,094	877	2,845	749
Eliminations & other	137	(83)	107	(57)	71	(20)

Pretax operating income		1,993		2,781		2,368
Corporate & other	—	(192)	—	(221)	—	(201)
Interest income(1)	—	8	—	8	—	7
Interest expense(1)	—	(76)	—	(80)	—	(97)
Charges & credits	—	(439)	—	(1,773)	—	—

	$10,248	$1,294	$12,641	$715	$11,239	$2,077

(1)	Excludes interest included in the Product Groups and Geographic Areas’ results.

Supplemental Information

1)	What was the pretax operating income margin and decremental operating margin for the first quarter of 2015? The pretax operating income margin was 19.4% and the year-over-year decremental operating margin was 38%. The sequential decremental operating margin was 33%.

2)	What was the free cash flow as a percentage of net income before noncontrolling interests and charges and credits, for the first quarter of 2015?

Free cash flow, excluding $245 million of severance payments, as a percentage of net income before noncontrolling interests and charges and credits, was 87% for the first quarter of 2015.

3)	What is the capex guidance for the full year 2015?

Schlumberger capex (excluding multiclient and SPM investments) is expected to be around $2.5 billion for 2015.

4)	What was included in “Interest and other income” for the first quarter of 2015?

“Interest and other income” for the first quarter of 2015 was $49 million. This amount consisted of earnings of equity method investments of $36 million and interest income of $13 million.

5)	How did interest income and interest expense change during the first quarter of 2015?

Interest income of $13 million was flat sequentially. Interest expense of $82 million was down $5 million sequentially.

6)	What is the difference between the “Pretax operating income” and Schlumberger’s consolidated income before taxes?

The difference consists of such items as corporate items (including charges and credits) and interest income and interest expense not allocated to the segments as well as stock-based compensation expense, amortization expense associated with certain intangible assets and certain centrally managed initiatives.

7)	What was the effective tax rate (ETR), excluding charges and credits, for the first quarter of 2015?

The ETR for the first quarter of 2015, excluding charges and credits, was 20.9% as compared to 21.4% for the fourth quarter of 2014.

The ETR for the first quarter of 2015, including charges and credits, was 23.6% as compared to 55.6% for the fourth quarter of 2014.

8)	How many shares of common stock were outstanding as of March 31, 2015 and how did this change from the end of the previous quarter?

There were 1.270 billion shares of common stock outstanding as of March 31, 2015. The following table shows the change in the number of shares outstanding from December 31, 2014 to March 31, 2015.

(Stated in millions)
Shares outstanding at December 31, 2014	1,275
Shares sold to optionees, less shares exchanged	1
Vesting of restricted stock	1
Shares issued under employee stock purchase plan	2
Stock repurchase program	(9)

Shares outstanding at March 31, 2015	1,270

9)	What was the weighted average number of shares outstanding during the first quarter of 2015 and fourth quarter of 2014 and how does this reconcile to the average number of shares outstanding, assuming dilution?

The weighted average number of shares outstanding during the first quarter of 2015 and fourth quarter of 2014 was 1.285 billion and 1.293 billion, respectively. The following is a reconciliation of the weighted average shares outstanding to the average number of shares outstanding, assuming dilution.

	(Stated in millions)
	First Quarter 2015	Fourth Quarter 2014
Weighted average shares outstanding	1,276	1,282
Assumed exercise of stock options	5	7
Unvested restricted stock	4	4

Average shares outstanding, assuming dilution	1,285	1,293

10)	What was multiclient sales in the first quarter of 2015?

Multiclient sales, including transfer fees, were $53 million in the first quarter of 2015 and $194 million in the fourth quarter of 2014.

11)	What was the WesternGeco backlog at the end of the first quarter of 2015?

WesternGeco backlog, which is based on signed contracts with customers, was $604 million at the end of the first quarter of 2015. It was $736 million at the end of the fourth quarter of 2014.

12)	What do the various charges Schlumberger recorded during in the first quarter of 2015 relate to?

Workforce reduction:

As a result of the severe fall in activity in North America combined with the impact of lower international activity due to customer budget cuts driven by lower oil prices, Schlumberger took the decision to further reduce its headcount by approximately 11,000 employees. Schlumberger recorded a $390 million pretax charge during the first quarter associated with this headcount reduction as well as an incentivized leave of absence program.

Venezuela currency exchange rate charge:

Although the financial currency of Schlumberger operations in Venezuela is the US dollar, a portion of the transactions are denominated in local currency. Effective December 31, 2014, Schlumberger began applying the SICAD II exchange rate of 50 Venezuelan Bolivares per US dollar to re-measure local currency transactions and balances into US dollars. During the first quarter of 2015, the Venezuelan government replaced the SICAD II auction process with a new foreign exchange market system known as SIMADI. The SIMADI exchange rate was approximately 192 Venezuelan Bolivares to the US dollar as of March 31, 2015. As a result, Schlumberger recorded a $49 million pretax devaluation charge during the first quarter of 2015.

About Schlumberger

Schlumberger is the world’s leading supplier of technology, integrated project management and information solutions to customers working in the oil and gas industry worldwide. Employing approximately 115,000 people representing over 140 nationalities and working in more than 85 countries, Schlumberger provides the industry’s widest range of products and services from exploration through production.

Schlumberger Limited has principal offices in Paris, Houston, London and The Hague, and reported revenues of $48.58 billion in 2014. For more information, visit www.slb.com.

*	Mark of Schlumberger or of Schlumberger companies.

Notes

Schlumberger will hold a conference call to discuss the above announcement and business outlook on Friday, April 17, 2015. The call is scheduled to begin at 7:00 a.m. (US Central Time), 8:00 a.m. (Eastern Time), 2:00 p.m. (Paris time). To access the call, which is open to the public, please contact the conference call operator at +1 (800) 230-1059 within North America, or +1 (612) 234-9959 outside of North America, approximately 10 minutes prior to the call’s scheduled start time. Ask for the “Schlumberger Earnings Conference Call.” At the conclusion of the conference call an audio replay will be available until May 17, 2015 by dialing +1 (800) 475-6701 within North America, or +1 (320) 365-3844 outside of North America, and providing the access code 352390.

The conference call will be webcast simultaneously at www.slb.com/irwebcast on a listen-only basis. Please log in 15 minutes ahead of time to test your browser and register for the call. A replay of the webcast will also be available at the same web site.

For more information, contact

Simon Farrant – Schlumberger Limited, Vice President of Investor Relations

Joy V. Domingo – Schlumberger Limited, Manager of Investor Relations

Office +1 (713) 375-3535

investor-relations@slb.com

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This first-quarter 2015 earnings release and Supplemental Information, as well as other statements we make, contain “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts, such as our forecasts or expectations regarding business outlook; growth for Schlumberger as a whole and for each of its segments (and for specified products or geographic areas within each segment); oil and natural gas demand and production growth; oil and natural gas prices; improvements in operating procedures and technology; capital expenditures by Schlumberger and the oil and gas industry; the business strategies of Schlumberger’s customers; the success of Schlumberger’s joint ventures and alliances; future global economic conditions; and future results of operations. These statements are subject to risks and uncertainties, including, but not limited to, global economic conditions; changes in exploration and production spending by Schlumberger’s customers and changes in the level of oil and natural gas exploration and development; general economic, political and business conditions in key regions of the world, including in Russia and the Ukraine; pricing erosion; weather and seasonal factors; operational delays; production declines; changes in government regulations and regulatory requirements, including those related to offshore oil and gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services and climate-related initiatives; the inability of technology to meet new challenges in exploration; and other risks and uncertainties detailed in this first-quarter 2015 earnings release, our most recent Form 10-K and other filings that we make with the Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of any such development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

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